UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/05/2008

LookSmart, Ltd.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-26357

Delaware	13-3904355
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

625 Second Street
San Francisco, CA 94107
(Address of principal executive offices, including zip code)

415-348-7000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 5, 2008, the Company announced that it has appointed Stephen Markowski, 48, as its Chief Financial Officer, with such appointment to be effective on August 20, 2008. The Company's Vice President, Finance and Acting Chief Financial Officer, R. Brian Gibson, will remain as the Company's Principal Accounting Officer. Mr. Markowski brings to LookSmart over 25 years of senior corporate finance, accounting and tax experience in the technology industry. Prior to joining LookSmart, Mr. Markowski spent 18 years with Symantec Corporation (NASDAQ: SYMC), a security and availability software and services provider with approximately $5 billion in revenue, most recently as Vice President of Finance and Chief Accounting Officer where he reported directly to the Chief Financial Officer. In this role, Mr. Markowski managed a team of more than 300 employees, and was responsible for tax, treasury, Sarbanes Oxley, internal audit and external reporting. During this time, he was instrumental in executing and integrating over forty strategic acquisitions, including most recently, Veritas. Prior to that, he served in a variety of positions with Symantec, including Vice President of Accounting, Tax & Treasury from October 2001 to July 2005 and as Tax Director from August 1990 to June 1998. Prior to joining Symantec, Mr. Markowski spent nine years with KPMG LLP,   a public accounting firm, as a senior manager. Mr. Markowski holds a B.S. degree in Commerce, Accounting from Santa Clara University located in Santa Clara, California.
A copy of LookSmart's press release announcing the appointment of Mr. Markowski is attached hereto as Exhibit 99.1 and is incorporated by reference. A description of the terms and conditions of the Company's compensatory arrangement with Mr. Markowski is included in his offer letter, which is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LookSmart, Ltd.

Date: August 05, 2008	By:	/s/ Edward F. West
Edward F. West
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	LookSmart Appoints Stephen Markowski Chief Financial Officer
EX-99.2	Employment Offer Letter dated August 1, 2008